EXHIBIT 99.1

United Rentals Announces Pricing of $2,075 million Senior Unsecured Notes and $750 million Senior Secured Notes

GREENWICH, Conn. — February 24, 2012 — United Rentals, Inc. (NYSE: URI) today announced that its subsidiary, UR Financing Escrow Corporation (“UR Financing”) has priced offerings of $1,325 million aggregate principal amount of its 7.625% senior unsecured notes due 2022, $750 million aggregate principal amount of its 7.375% senior unsecured notes due 2020 and $750 million aggregate principal amount of its 5.75% senior secured notes due 2018. Net proceeds from the sale of the notes, after fees and expenses, are expected to be $2,729 million. The company had previously announced proposed offerings of an aggregate amount of $1,550 million of UR Financing’s senior unsecured notes and an aggregate amount of $650 million of senior secured notes and the aggregate offering size was increased to an aggregate amount of $2,075 million of UR Financing’s senior unsecured notes and an aggregate amount of $750 million of senior secured notes. Each series of notes will be sold to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States in accordance with Regulation S under the Securities Act.

Upon consummation of United Rentals’ merger transaction with RSC Holdings Inc. (“RSC Holdings”), announced on December 16, 2011, the senior unsecured notes and the senior secured notes will be assumed by the company’s subsidiary United Rentals Merger Sub Corporation (“UR Merger Sub”).  The senior unsecured notes will be unsecured obligations of UR Merger Sub and will be guaranteed on a senior basis by the parent company and, subject to limited exceptions, current and future domestic subsidiaries of UR Merger Sub. The senior secured notes will be secured obligations of UR Merger Sub, guaranteed on a senior basis by the parent company and, subject to limited exceptions, current and future domestic subsidiaries of UR Merger Sub.  The senior secured notes are secured on a second-priority basis by liens on the assets of UR Merger Sub and the guarantors that secure the obligations under United Rentals’ existing asset backed loan facility and any other first-lien debt, subject to certain limited exceptions.

The company expects the offerings to close on March 9, 2012, subject to customary closing conditions.

The gross proceeds from the notes offerings will be placed into escrow pending the consummation of the merger transaction with RSC Holdings.  Following release of the proceeds of the offerings from escrow, the company intends to use the net proceeds from the offerings to pay the cash consideration to be paid in the merger transaction, to repay certain indebtedness of RSC Holdings, including RSC Holdings’ senior secured asset-based revolving credit facility, 10% senior secured notes due 2017 and 9-1/2% senior notes due 2014, to repay borrowings under United Rentals’ senior secured asset-based revolving credit facility, and to pay related fees and expenses.

If the escrow conditions are not satisfied on or prior to September 15, 2012, or the company provides notice of the occurrence of certain events to the escrow agent prior to September 15, 2012, UR Financing will be required to redeem the notes in full from the holders of notes at a price equal to 100% of the issue price of the notes, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption.

This notice does not constitute an offer to sell or the solicitation of an offer to buy securities. The notes have not been registered under the Securities Act, or the securities laws of any other jurisdiction, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Participants in Solicitation

United Rentals, RSC Holdings and their respective directors and executive officers and certain members of management and employees may be deemed to be participants in the solicitation of proxies from the stockholders of United Rentals and RSC Holdings in connection with the proposed merger of United Rentals and RSC Holdings. Information about the directors and executive officers of United Rentals and their ownership of United Rentals common stock is set forth in the proxy statement for the United Rentals 2011 annual meeting of stockholders, as filed with the SEC on Schedule 14A on March 31, 2011. Information about the directors and executive officers of RSC Holdings and their ownership of RSC Holdings common stock is set forth in the proxy statement for the RSC Holdings 2011 annual meeting of stockholders, as filed with the SEC on Schedule 14A on March 16, 2011. Additional information regarding the interests of those persons and other persons who may be deemed participants in the proposed merger may be obtained by reading the joint proxy statement/prospectus regarding the proposed merger.

# # #

Contact:

Fred Bratman

(203) 618-7318

Cell: (917) 847-4507

fbratman@ur.com